Lyfe Communications Finalizes Acquisition, Doubling Revenues and Increasing Subscriber Base by a Factor of Four

June 22, 2011 12:46 PM ET

SALT LAKE CITY, June 22, 2011 (GLOBE NEWSWIRE) -- Lyfe Communications, Inc. (OTCBB:LYFE), a technology leader in the development of next generation media services integrating TV, high-speed Internet and enhanced voice services, today announced that it has completed the acquisition of Internet subscribers and rights of entry to multiple dwelling unit properties (often called "MDU" properties). This effectively doubles the Company's current revenues and increases the total subscriber base by a factor of four.

"This acquisition is indicative of our model and represents what we set out to do," said Greg Smith, Founder and CEO of Lyfe Communications. "We can recognize the top line revenue immediately, and this presents a growth opportunity for us as we deploy new services to these subscribers over the next few months."

The data properties were acquired from Ygnition Networks, a long-standing partner and operator in the MDU space. Services and subscribers from forty-three properties in seven cities in the US have been transferred to Lyfe Communications. The Company has plans to consolidate these operations and increase the number and type of services provided at these locations. This tends to increase the market share of the property, as the offerings are typically much stronger than what was typically offered.

This press release may contain forward-looking statements including the Company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, changes in anticipated earnings of the company and other factors detailed in the company's filings with the SEC. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

CONTACT: Connected Lyfe

         Garrett Daw

         Tel: 1-877-367-5933

         garrett@connectedlyfe.com